EXHIBIT 10.2

Amendment of the

Amended Employment Agreement

This Amendment of the Amended Employment Agreement (this “Amendment”) is entered into and shall be effective as of this 18th day of December, 2012, by and among BNC Bancorp, a North Carolina corporation (the “Corporation”), Bank of North Carolina, a North Carolina-chartered bank and wholly owned subsidiary of the Corporation (the “Bank”), and W. Swope Montgomery Jr. (the “Executive”).

Whereas, the Corporation and the Bank entered into an Amended Employment Agreement dated as of December 18, 2007 with the Executive,

Whereas, the Corporation, the Bank, and the Executive desire now to amend the Amended Employment Agreement to ensure that it complies in form and in operation with Internal Revenue Code section 409A and the rules and regulations of the Internal Revenue Service promulgated thereunder, and

Whereas, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists as of the date of this Amendment or, to the best knowledge of the Corporation and the Bank, is contemplated insofar as the Corporation, the Bank, or any affiliates are concerned.

Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation, the Bank, and the Executive hereby agree as follows.

1.          Amendment of section 4.4. To impose a deadline for execution of the noncompetition agreement that under section 4.4 is a condition to entitlement to severance benefits and to ensure that the terms for delivery of the noncompetition agreement are consistent with Internal Revenue Code section 409A, the text of section 4.4 shall be deleted in its entirety and shall be replaced by the following text, and as revised section 4.4 shall read in its entirety as follows –

4.4           Benefits under Sections 4.1, 4.2, and 4.3 Are Conditional upon the Executive Entering into a Noncompetition Agreement in the Form Attached as Appendix A. The Executive shall not be entitled to any benefits under sections 4.1, 4.2, or 4.3 of this Agreement unless within 30 days after employment termination the Executive executes and complies with the terms of a noncompetition agreement in substantially the form attached to this Agreement as Appendix A. The Executive shall forfeit all benefits under sections 4.1, 4.2, and 4.3 if the Executive does not within 30 days after employment termination execute the noncompetition agreement in substantially the form attached to this Agreement as Appendix A. Likewise, the Executive shall forfeit all benefits under sections 4.1, 4.2, and 4.3 if the Executive does not comply with the terms of the noncompetition agreement in substantially the form attached to this Agreement as Appendix A. Execution of and compliance with the terms of the noncompetition agreement is not required, however, if a Change in Control shall have occurred within 12 months before termination of the Executive’s employment or if benefits are paid or payable to the Executive under Article 5 of this Agreement.

2.          Clarification of the Executive’s title. President and Chief Executive Officer of both the Corporation and the Bank when the December 18, 2007 Amended Employment Agreement was entered into, effective October 1, 2009 the Executive serves as Chief Executive Officer of the Bank and remains President and Chief Executive Officer of the Corporation. Sections 1.1 and 1.2 shall be amended to account for the change in the Executive’s title, and as revised sections 1.1 and 1.2 shall read in their entirety as follows –

1.1           Employment. The Employer hereby employs the Executive to serve as President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank according to the terms and conditions of this Agreement and for the period stated in section 1.3. The Executive hereby accepts employment according to the terms and conditions of this Agreement and for the period stated in section 1.3.

1.2           Duties. As President and Chief Executive Officer, the Executive shall serve under the direction of the Employer’s board of directors and in accordance with the Employer’s Articles of Incorporation and Bylaws, as each may be amended or restated from time to time. The Executive shall report directly to the board of directors. The Executive shall serve the Employer faithfully, diligently, competently, and to the best of the Executive’s ability. The Executive shall exclusively devote full time, energy, and attention to the business of the Employer and to the promotion of the Employer’s interests throughout the term of this Agreement, except during periods of illness or periods of vacation and leaves of absence consistent with Employer policy. Without the written consent of the Corporation and the Bank, the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this section 1.2 shall prevent the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities.

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3.          The Employment Agreement remains in full force and effect. As amended by this Amendment, the December 18, 2007 Amended Employment Agreement shall remain in full force and effect.

4.          Use of defined terms. All terms used but not defined in this Amendment are used as defined in the December 18, 2007 Amended Employment Agreement.

In Witness Whereof, the Executive and each of the Corporation and the Bank, by a duly authorized officer, have executed this Amendment of the December 18, 2007 Amended Employment Agreement as of the date first written above.

Executive:	Corporation:
BNC Bancorp

/s/ W. Swope Montgomery, Jr.	By:	/s/ Richard D. Callicutt II
W. Swope Montgomery, Jr.		Richard D. Callicutt II
Executive Vice President

Bank:
Bank of North Carolina

	By:	/s/ Richard D. Callicutt II
Richard D. Callicutt II
	Its:	President

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